Exhibit 10.43

Dayforce, Inc.

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement [– Management Incentive Plan Award]
Voidable if Not Electronically Signed
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Employee Name/Nom de l’employé: %%FIRST_NAME%-% %%LAST_NAME%-%

Employee ID No./ Matricule: %%EMPLOYEE_IDENTIFIER%-%

Grant Date/ Date d’attribution: %%OPTION_DATE,'Month DD, YYYY'%-%

Number of Restricted Stock Units/Nombre d'unités d'actions temporairement incessibles: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Schedule: [(A) [ ]- year cliff vesting from the Vesting Start Date ("Cliff Vesting")] / [(B) [ ]-year ratable vesting from the Vesting Start Date ("Ratable Vesting")] / [(C) [ ] – 100% upon Grant Date ("Instant Vesting")]

Vesting Start Date:[DATE]

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Dayforce, Inc., a Delaware corporation (the “Company”), and the above-named participant (the “Participant”), effective as of the above-designated grant date (the “Grant Date”).

RECITALS

WHEREAS, the Company has adopted the Dayforce, Inc. 2018 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; [and]

[WHEREAS, the Participant has qualified for the grant of stock units (“Restricted Stock Units”) settled in shares of Common Stock (“Shares”) pursuant to the Plan in accordance with the provisions of the Dayforce, Inc. Management Incentive Plan; and]

WHEREAS, the Committee has authorized and approved the grant of an Award [to the Participant that will provide the Participant the opportunity to acquire shares of Common Stock (“Shares”) upon the settlement of stock units] [of Restricted Stock Units] on the terms and conditions set forth in the Plan and this Agreement [(“Restricted Stock Units”)].

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant the above-designated number of Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan. Each Restricted Stock Unit represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Agreement.

2.
Vesting and Forfeiture of Restricted Stock Units. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)
General. Except as otherwise provided in Section 2(b) and 2(c), the Restricted Stock Units shall vest in accordance with the Vesting Schedule prescribed above, subject to the Participant’s continued Service through the applicable vesting date.

(b)
Death. In the event of the Participant's termination of continuous Service due to death, all unvested Restricted Stock Units shall become vested as of the date of the Participant's death.

(c)
Retirement. In the event the Participant's termination of continuous Service due to Retirement, all unvested Restricted Stock Units shall become vested as of the date of the Participant's termination of continuous Service due to Retirement. For purposes of the foregoing, “Retirement” shall mean a Participant's voluntary termination of continuous Service or an involuntary termination of continuous Service by the Company or its Subsidiaries without Cause upon (i) the attainment of age 65; and (ii) the completion of 10 years of continuous Service.

(d)
Involuntary Termination of Service.
(i)
If the Restricted Stock Units are subject to Ratable Vesting, then in the event of the Participant's involuntary termination of continuous Service by the Company or its Subsidiaries without Cause and for reasons other than Death or Retirement,

Exhibit 10.43

any unvested Restricted Stock Units scheduled to vest within 18 months of the Participant's termination date shall become vested as of the date of the Participant's involuntary termination of continuous Service without Cause, and any remaining unvested Restricted Stock Units shall be forfeited.

(ii) If the Restricted Stock Units are subject to Cliff Vesting and the vesting period exceeds one (1) year, then in the event of the Participant's involuntary termination of continuous Service by the Company or its Subsidiaries without Cause and for reasons other than Death or Retirement, the Participant shall vest in a number of Restricted Stock Units equal to the number of unvested Restricted Stock Units multiplied by the Earned Percentage, and any remaining unvested Restricted Stock Units shall be forfeited. For purposes of the foregoing, “Earned Percentage” shall mean a fraction, the numerator of which shall be the number of whole months the Participant remained in continuous Service during the vesting period and the denominator of which shall be the number of whole months in the vesting period.

(e)
Termination of Service. In the event of the Participant's termination of continuous Service for reasons other than as provided in Sections 2(b), 2(c) and 2(d), all unvested Restricted Stock Units shall be forfeited as of the date of the Participant's termination of continuous Service. Without limiting the generality of the foregoing and for the sake of clarity, any Shares (and any resulting proceeds) previously acquired pursuant to the Restricted Stock Units will continue to be subject to Section 13.2 (Termination for Cause) and 13.3 (Right of Recapture) of the Plan.

3.
Settlement. The Company shall deliver to the Participant within forty-five (45) days following the vesting date of the Restricted Stock Units a number of whole Shares equal to the aggregate number of Restricted Stock Units that vest as of such date. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares. The Company may deliver such Shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant. Notwithstanding the foregoing, the Restricted Stock Units may be settled in the form of: (a) cash, to the extent settlement in Shares (i) is prohibited under applicable laws, (ii) would require the Participant, the Company or the Subsidiary that the Participant provides Service to (the "Employer") to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and country of Service, if different), or (iii) is administratively burdensome; or (b) Shares, but the Company may require the Participant to immediately sell such Shares if necessary to comply with applicable laws (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Participant's behalf).

4.
Responsibility for Taxes.

(a) Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Participant further acknowledges and agrees that the Company and/or the Employer:

(i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Participant’s participation in the Plan, including, but not limited to, the grant of Restricted Stock Units, the vesting of Restricted Stock Units, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends;

(i)
do not commit to and are under no obligation to structure the terms of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result; and
(ii)
if the Participant has become subject to tax in more than one jurisdiction between the date the Restricted Stock Units are granted and the date of any relevant taxable or tax withholding event, the Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In connection with the relevant taxable or taxable withholding event, as applicable:

(i) If at the time of vesting of the Restricted Stock Units, the Participant is (A) subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), (B) an Insider (as defined in the Company’s Insider Trading and Tipping Policy) subject to quarterly trading restrictions, or (C) subject to any other Company trading restrictions (collectively, a "Company Insider"), the Participant expressly agrees that, except as otherwise prohibited under applicable law, all Tax-Related Items required to be withheld with respect to the Restricted Stock Units shall be satisfied by the Company withholding a sufficient number of whole Shares (or cash payment) otherwise issuable upon vesting of the Restricted Stock Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to such amount ("Net Share Issuance Tax Withholding Method"). For purposes of the foregoing, (A) the Participant shall be deemed to have been issued the full number of Shares otherwise issuable on the applicable vesting date, notwithstanding that a number of whole Shares are held back to satisfy the Tax-Related Items required to be withheld and (B) the Company or the Employer may determine the amount of Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company or the Employer in good faith and in its sole discretion) or other applicable withholding rates, including maximum withholding rates.

(ii) If the Participant is not a Company Insider, the Participant expressly agrees (i) that, except as otherwise prohibited under applicable law, payment of all Tax-Related Items required to be withheld with respect to the Restricted Stock Units shall be satisfied via the sale of a sufficient number of whole Shares otherwise issuable to the Participant upon vesting of the

Exhibit 10.43

Restricted Stock Units as may be necessary to satisfy the applicable statutory withholding obligations with respect to any taxable event arising in connection with the Restricted Stock Units (the "STC Tax Withholding Method") and (ii) to allow a Plan Broker (as defined below) to remit the cash proceeds of such sale(s) to the Company. For purposes of the foregoing, (A) the STC Tax Withholding Method only may be used to satisfy any Tax-Related Items to the extent the Participant is not a Company Insider after 30 days following the date of this Agreement, and (B) the STC Tax Withholding Method may not be used to satisfy any Tax-Related Items for a Company Insider.

(c)
The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company or the Employer may refuse to honor the vesting of the Restricted Stock Units, or refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

5.
Change of Control. Notwithstanding anything in this Agreement to the contrary, upon a Change of Control where the Restricted Stock Units are assumed, continued or substituted by the acquiring/surviving corporation, in the event of the Participant's involuntary termination of continuous Service without Cause with 12 months of the effective date of the Change of Control, all unvested Restricted Stock Units shall become vested as of the date of the Participant's involuntary termination of continuous Service without Cause. In the event of a Change of Control in which the Restricted Stock Units are not assumed, continued, or substituted by the acquiring/surviving corporation, all unvested Restricted Stock Units shall immediately vest in full as of the effective date of such Change of Control and the vested Restricted Stock Units shall be settled in accordance with Section 3 of this Agreement.

6.
Compliance with Laws. If the Participant is resident or providing Service outside of the United States, as a condition of participation, the Participant agrees to repatriate all payments attributable to the Shares or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired under the Plan) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of Service, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of Service, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of Service, if different).

7.
Private Placement. If the Participant is resident or providing Service outside of the United States, the Restricted Stock Units are not intended to be a public offering of securities in the Participant’s country of residence (or country of Service, if different). The Company has not submitted a registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Restricted Stock Units are not subject to the supervision of local securities authorities.

8.
No Advice Regarding Participation. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding the Participant’s participation in the Plan. The Participant should consult with the Participant’s own qualified personal tax, legal and financial advisors before taking any action related to the Plan.

9.
Insider Trading and Market Abuse Laws: By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times the Participant is considered to have material non-public information, or “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country of residence (and country of Service, if different). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. By electronically accepting this Agreement, the Participant represents that, as of the Grant Date, the Participant is unaware of any material inside information regarding the Company. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and the Participant should speak to the Participant’s personal advisor on this matter.

Exhibit 10.43

10.
Imposition of Other Requirements: The Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

11.
Data Privacy. If the Participant would like to participate in the Plan, the Participant should review the information provided in this Section 11 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.

(a)
EEA+ Controller and Representative. If the Participant is based in the European Union, the European Economic Area or the United Kingdom (collectively “EEA+”), the Participant should note that the Company, with its registered address at 3311 East Old Shakopee Road, Minneapolis, Minnesota, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with this Agreement and the Plan.

(b)
Data Collection and Usage. The Participant understands that the Company collects, uses and otherwise processes certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, passport or other identification number, nationality, social insurance number, resident registration number or other identification number, salary, job title, any Shares or directorships in the Company, details of all awards granted under the Plan or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant, the Employer or otherwise in connection with this Agreement or the Plan (“Data”) for purpose of managing and administering the Plan and allocating Shares pursuant to the Plan.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the Data processing for the Company’s performance of its obligations under this Agreement and the Plan, and where applicable, the Company’s legitimate interest of complying with contractual or other statutory obligations to which it is subject.

If the Participant is based outside of the EEA+, the Company’s legal basis for the processing of Data is the Participant’s consent, as further described below.

(c)
Stock Plan Administration Service Providers. The Participant understands that the Company transfers Data to Morgan Stanley at Work, an independent service provider based in the United States, and certain of its affiliated companies (the "Plan Broker"), which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner, including, but not limited to, the Company's outside legal counsel as well as the Company’s auditor. The Plan Broker may open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the Plan Broker, with such agreement being a condition to the ability to participate in the Plan.

(d)
International Data Transfers. The Company and the Plan Broker are based in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. The Participant should note that the Participant’s country may have enacted data privacy laws that are different from the United States. For example, the Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that the Participant’s Data may not have an equivalent level of protection as compared to the Participant’s country of residence.

The onward transfer of Data from the Company to the Plan Broker or, as the case may be, a different service provider of the Company is based solely on the Participant’s consent, as further described below.

If the Participant is based outside of the EEA+, Data will be transferred from the Participant’s jurisdiction to the Company and onward from the Company to any of its service providers based on the Participant’s consent, as further described below.

(e)
Data Retention. The Participant understands that Data only will be held by the Company for as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws.

(f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the

Exhibit 10.43

Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) restrict the portability of Data, and/or (vii) lodge complaints with competent authorities in the Participant’s jurisdiction. To receive additional information regarding these rights or to exercise these rights, the Participant can contact the Company’s global privacy officer at privacy@dayforce.com.

(g)
Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of this Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

(h)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a voluntary basis. The Participant understands that he or she may request to stop the transfer and processing of the Data for purposes of participation in the Plan and that the Participant’s compensation from or employment relationship with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that the Data will still be processed in relation to the Participant’s employment or service relationship and for record-keeping purposes. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact the Company’s global privacy officer at privacy@dayforce.com.

Declaration of Consent

If the Participant is based in the EEA+, by electronically accepting the Restricted Stock Units and indicating consent through the Company’s online acceptance procedure, the Participant explicitly declares the Participant’s consent to the onward transfer of Data by the Company to the Plan Broker or, as the case may be, a different service provider of the Company in the U.S. as described above.

If the Participant is based outside of the EEA+, by electronically accepting the Restricted Stock Units and indicating consent through the Company’s online acceptance procedure, the Participant explicitly declares the Participant’s consent to the entirety of the Data processing operations described above including, without limitation, the onward transfer of Data by the Company to the Plan Broker or, as the case may be, a different service provider of the Company in the U.S.

12.
Nature of the Benefit. The Participant understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, modified, suspended or terminated by the Company at any time as provided in the Plan;

(b)
the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)
all decisions with respect to future grants, if any, including, but not limited to, the times when the Restricted Stock Units shall be granted and the vesting period will be at the sole discretion of the Company;

(d)
the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to further employment with the Employer, shall not be interpreted as forming an employment or Service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time (as otherwise may be permitted under local law);

(e)
the Participant’s participation in the Plan is voluntary;

(f)
the Restricted Stock Units and any underlying Shares are not intended to replace any pension rights or compensation;

(g)
the Plan is established, operated and administered exclusively by the Company, and the Restricted Stock Units are granted solely by the Company. The Participant's and any other affiliate of the Company is not a party to this Agreement, and any rights you may have under this Agreement may be raised only against the Company (and may not be raised against the Employer or any other affiliate).

(h)
the grant of Restricted Stock Units and the underlying Shares are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) with the Employer and is not part of normal or expected

Exhibit 10.43

compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)
the grant of Restricted Stock Units will not be interpreted to form an employment contract with the Employer;

(k)
the Company and the Employer are not liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Shares or any amounts due pursuant to settlement or the subsequent sale of any Shares; and

(l)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units under the Plan resulting from termination of the Participant’s employment by the Employer (for any reason and whether or not in breach of local labor laws and whether or not later found to be invalid).

13.
Country Addendum; Interpretation of Terms; General. The term “Country Addendum” means any document prepared by the Company and which refers to this Agreement and contains additional Restricted Stock Unit terms to address matters pertaining to the Participant’s then current country of residence (and country of Service, if different). If the Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). The Country Addendum constitutes part of this Agreement. The Committee shall interpret the terms of the Restricted Stock Units, this Agreement, the Plan and any Country Addendum, and all determinations by the Committee shall be final and binding. The Company may, without the Participant’s consent, assign all of their respective rights and obligations under the Restricted Stock Unit to their respective successors and assigns. Following an assignment to the successor of the Company, as applicable, all references herein to the Board of Directors and Committee shall be references to the board of directors and committee, as applicable, of the successor of the Company. This Agreement, the Plan and any Country Addendum contain the complete agreement between the Company and the Participant concerning the Restricted Stock Units, are governed by the laws of the State of Delaware (or the laws stated an applicable Country Addendum), and may be amended only in writing, signed by an authorized officer of the Company. The Participant will take all actions reasonably requested by the Company to enable the administration of the Restricted Stock Units and Plan and/or comply with the local laws and regulations of the Participant’s then current country of residence. No waiver of any breach or condition of this Agreement, the Plan or a Country Addendum shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.
Compensation Recoupment Policy. The Restricted Stock Units and any Shares issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

15.
Additional Covenants. To the extent enforceable by applicable law, and in consideration of the receipt of the Restricted Stock Units granted by this Agreement, the Participant by signing below covenants and agrees to the covenants set out in Exhibit A hereto.

16.
Miscellaneous Provisions

(a)
Rights of a Shareholder of the Company. Prior to settlement of the Restricted Stock Units in Shares, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the Restricted Stock Units. To the extent the Company pays any regular cash dividends to its shareholders, dividend equivalent rights with respect to the Shares will be accumulated and will be satisfied in additional Restricted Stock Units that are subject to the same terms and conditions of the applicable Restricted Stock Units.

(b)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(c)
Official Language. The official language of this Agreement, the Plan and any Country Addendum is English. Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices. Any notices or other documents required to be delivered to the Company under this Agreement, shall be translated into English, at the Participant’s expense, and provided promptly to the Company in English. The Company may also request an untranslated copy of such documents.

(d)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(e)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

Exhibit 10.43

(f)
Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(g)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(h)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

(j)
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without regard to such state’s conflict of laws provisions.

Please read the Plan, the Agreement and the Country Addendum carefully as those documents contain important terms and conditions relating to the Restricted Stock Units. In order to receive the Restricted Stock Units, the Participant must acknowledge and accept the terms and conditions of the Plan and the Agreement electronically using the Morgan Stanley at Work system. By electronically accepting the Restricted Stock Units in the Morgan Stanley at Work system, the Participant is acknowledging that he / she has reviewed, understood and agrees to the terms of the Plan and the Agreement and the Participant's intent to electronically sign the Agreement. [If the Participant does not accept the Restricted Stock Units electronically in the Morgan Stanley at Work system within 120 days, the Company will cancel the Restricted Stock Units in its entirety, without any requirement to provide notice to the Participant, and it will cease to appear in the Participant's Morgan Stanley at Work account or otherwise be outstanding. It is solely the Participant's responsibility to accept the Restricted Stock Units. / [ If the Participant does not reject their Restricted Stock Units by [DEADLINE], the Participant will be deemed to accept the Restricted Stock Units pursuant to this Agreement.]

By clicking on the “Accept” button, the Participant confirms having read and understood the documents relating to this grant, including Section 10 of this Agreement entitled Data Privacy, which were provided to you in the English language. The Participant accepts the terms of those documents accordingly.

DAYFORCE, INC.

By

Authorized Officer

The Participant has signed this Agreement upon electronically acknowledging acceptance with the intent to sign, in accordance with Section 15(h).

Exhibit 10.43

DAYFORCE, INC.

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

COUNTRY ADDENDUM

This Country Addendum to the Agreement includes additional terms and conditions that govern the Restricted Stock Units (“RSUs”) and the Participant’s participation in the Plan if the Participant resides and/or works outside of the United States. The information contained in this Country Addendum is based on the securities, exchange control and other laws in effect in the respective countries as of December 2024. If the Participant transfers to another country reflected in this Country Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Country Addendum but defined in the Agreement or the Plan shall have the same meaning as in the Agreement or the Plan.

CANADA

1.
Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the Plan Broker, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

2.
Termination Date. Notwithstanding any provisions in the Agreement or the Plan to the contrary, the effective date of the Participant’s termination of Service for purposes of the RSUs shall be the last day of any statutory notice of termination period required under applicable law but does not include any other period of notice or severance that was, or ought to have been given, in respect of the termination of the Employee’s employment.

3.
Settlement in Shares. Notwithstanding any provisions in the Agreement or the Plan to the contrary, no cash or other property (other than newly issued Shares) shall be issuable or deliverable by the Company upon vesting of the Participant’s RSUs hereunder. If the aggregate number of Shares issuable to the Participant upon vesting of the Participant’s RSUs hereunder would otherwise include a fraction of a Share, such number of Shares shall be rounded to the nearest whole Share (and no fractional Shares or cash in lieu of fractional Shares will be delivered).

If the Participant is a resident of Canada for purposes of the Income Tax Act (Canada), or is subject to taxation in Canada in respect of the Participant's Restricted Stock Units, the following provisions apply:

4.
Exercise of Vested RSUs. Notwithstanding any provisions in the Agreement or the Plan to the contrary, the Company automatically will not deliver to the Participant within forty-five (45) days following the vesting date of the RSUs a number of whole Shares equal to the aggregate number of RSUs that vest on such date. Instead, prior to the date that is 10 years after the applicable Grant Date (the “Expiry Date”), the Participant may exercise and convert all or any number of vested RSUs held by the Participant to Shares at the option of the Participant after each Vesting Date by delivering an electronically executed notice of conversion (a “Conversion Notice”) in such form, manner and timeframe required by the Company. The Conversion Notice shall state the number of vested RSUs the Participant wishes to exercise and convert into Shares. As soon as practical following receipt of the Conversion Notice, the Company shall issue and deliver to the Participant a number of Shares equal to the aggregate number of RSUs so exercised in settlement thereof. Any RSUs in respect of which the Participant has not provided a Conversion Notice prior to the Expiry Date will be forfeited and cancelled for no consideration.

If the Participant is a resident of Quebec, the following provision applies:

5.
French Language Documents. A French translation of the Agreement, the Country Addendum, the Plan and certain other documents related to the RSUs will be made available to the Participant as soon as reasonably practicable following the Participant's written request. The Participant understands that, from time to time, additional information related to the RSUs may be provided in English and such information may not be immediately available in French. However, upon request, the Company will provide a translation of such information into French as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless the Participant indicates otherwise, the French translation of this document and certain other documents related to the RSUs will govern the Participant's RSUs and the Participant’s participation in the Plan.

6.
Data Privacy Consent. The following provision supplements Section 11 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information regarding the Participant's RSU and the Participant's participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. The Participant further authorizes the Company, the Company's Subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to disclose and discuss the Plan and the Participant's participation in the Plan with their advisors. The Participant further authorizes the Company and the Company's Subsidiaries and affiliates to record information regarding the Participant's RSUs and the Participant's participation in the Plan and to keep such information in the Participant's file. The Participant acknowledges and agree that the Participant's personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, the Participant also acknowledges and authorizes the Company, the Company's Subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators, such as Morgan Stanley at Work, that are assisting the Company with the operation and

Exhibit 10.43

administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.

Exhibit 10.43

EXHIBIT A

Restrictive Covenants

If the Participant's principal place of employment/services or residence on the Grant Date or the date of the Participant's termination of continuous Service is anywhere other than an Excluded State, the Participant covenants and agrees that while employed by the Company or any Subsidiary and for one (1) year following termination of the Participant’s employment (whether initiated by the Participant or the Company) (the “Non-Compete Period”), the Participant shall not:

a.
directly or indirectly hire or solicit the employment or services of any then current employee of the Company or any Subsidiary (this restriction does not prevent (i) general solicitations to the public or (ii) providing employment references for people who are not seeking employment with the Participant’s then current third-party employer);

b.
directly or indirectly solicit any then current customer of the Company or any Subsidiary for the purpose of selling or providing that customer any products or services that directly compete with the products or services of the Company or any Subsidiary; and/or

c.
work as an employee or consultant for, or beneficially own more than 5% of the equity or voting securities of, any company or entity that directly competes with the Company’s human capital management business.

During the Non-Compete Period, if the Participant intends to seek any employment, consulting or ownership relationship that might violate these covenants, the Participant shall provide the Company at least 30 days advance written notice of that intended change. The Company may in its reasonable and sole discretion determine whether or not that intended change would violate these covenants, and shall promptly notify the Participant of that determination. In addition to the Company’s other remedies available under applicable law, the Restricted Stock Units will expire and be forfeited if the Participant breaches the restrictions in these covenants.

For purposes of the foregoing, "Excluded State" means California, Minnesota, Hawaii, Colorado, District of Columbia, Illinois, Maine, Washington, Virginia and Nevada.